Exhibit 10.12

VERIZON PROPRIETARY SOFTWARE LICENSE AGREEMENT

THIS VERIZON PROPRIETARY SOFTWARE LICENSE AGREEMENT (“SLA”), is entered into by and among GTE CORPORATION, a New York corporation (“Seller”), and Hawaiian Telcom Communications, Inc., a Delaware corporation formerly known as Paradise MergerSub, Inc. (“Hawaiian Telcom”) (together the “Parties,” individually each a “Party”).

Whereas, Seller and Hawaiian Telcom, together with certain other companies, have entered into an Agreement of Merger dated as of May 21, 2004 pursuant to which Verizon HoldCo LLC (“Company”) will merge with and into Hawaiian Telcom to form Surviving Corporation (as these entities are defined in such Agreement of Merger), and, at Closing of said Merger, Buyer shall own all stock of Surviving Corporation;

Whereas, Seller or its U.S. Affiliates (other than Surviving Corporation, Company or its Subsidiaries) are the owners of certain Verizon Proprietary Software (as hereinafter defined), and Seller has the right to enter into this SLA on behalf of itself and to cause its U.S. Affiliates to perform here under; and

Whereas, Seller is willing to grant or cause its U.S. Affiliates to grant to Surviving Corporation and its Subsidiaries, at Closing of said Merger, a nonexclusive limited license to use the Verizon Proprietary Software.

Now, therefore, in consideration of the amounts paid, the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS.

1.1 Reference to Prior Agreements. Capitalized terms used herein shall have the meaning(s) provided herein. Capitalized terms used herein and not defined herein shall have the meaning(s) provided in the Agreement or in the Intellectual Property Agreement (both defined below), unless otherwise specified.

1.2 “Agreement” means the Agreement of Merger entered into by and between Seller and Hawaiian Telcom, together with certain other companies, as amended or supplemented, together with all Exhibits, Schedules and Ancillary Documents attached thereto or expressly incorporated therein by reference.

1.3 “Backup Storage Provider” means a Service Provider that provides secure electronic and/or physical data back-up storage facilities within the United States.

1.4 “Confidential Information” means: (i) the Software; (ii) the technology, ideas, know-how, documentation, processes, algorithms and trade secrets embodied in the Software; and (iii)

any other information provided by Licensor in connection with or related to the Software, whether disclosed orally or in written or magnetic media.

1.5 “Effective Date” means the Closing Date, as defined in the Agreement.

1.6 “Geographic Scope” means the geographic territory comprised of the State of Hawaii.

1.7 “In-Geography Service Provider” means a Service Provider performing services in the geographic territory comprised of the State of Hawaii.

1.8 “Intellectual Property” shall have the meaning specified in the Intellectual Property Agreement. However, Intellectual Property for purposes of this SLA shall not include any Trademarks (as that term is defined in the Intellectual Property Agreement).

1.9 “Intellectual Property Agreement” means the Intellectual Property Agreement entered into by and between Seller and Hawaiian Telcom, together with certain other companies, as amended or supplemented, including all Exhibits and Schedules thereto.

1.10 “Licensed Field of Use” shall have the meaning specified in the Intellectual Property Agreement.

1.11 “Licensee” means, collectively, Surviving Corporation and its subsidiaries (as “subsidiaries” is defined in the Agreement).

1.12 “Licensor” means Seller and its U.S. Affiliates.

1.13 “Object Code” means the computer programming code in a form not readily perceivable by humans and suitable for machine execution with minimal intervening steps.

1.14 “Other Proprietary Software” means Licensor’s proprietary software applications identified as IOFNet and ICGS applications.

1.15 “Outside-Geography Service Provider” means a Service Provider performing services in the United States outside of the geographic territory comprised of the State of Hawaii who does not provide facilities-based voice or data telecommunications services in the United States, excluding the State of Hawaii.

1.16 “Permitted Modifications” means (i) without limitation, any adaptations, modifications, improvements, enhancements, revisions, translations, partial copies or interface elements created by any person, including any of the Parties, from the Software (whether such modifications are in Object Code, Source Code or documentation), in any form or medium whatsoever; and (ii) any “derivative work” of the Software as defined in the Copyright Law of the United States of America, 17 U.S.C. §101 et seq.

1.17 “Service Provider” means any third party provider of outsourcing or information technology-related services.

1.18 “SLA” shall have the meaning set forth in the introductory paragraph of this Verizon Proprietary Software License Agreement.

1.19 “SDLA” shall mean the Software Development License Agreement between Seller and Hawaiian Telcom dated October 26, 2004 (including all amendments thereto).

1.20 “Software” means (i) the Verizon Proprietary Software in all forms (including Object Code and Source Code), including any documentation thereto, in the form and content as it exists within Licensor on the Effective Date or, if it was licensed under the SDLA, in the form and content as it was required to be provided to Licensee by Licensor pursuant to the terms of the SDLA; and (ii) all Permitted Modifications to the Verizon Proprietary Software (including documentation), including any updates, patches, bug fixes, new releases or other modifications to the Verizon Proprietary Software and Permitted Modifications made by or for Licensee pursuant to the SDLA or this SLA.

1.21 “Source Code” means computer programming code in human readable form (including explanatory annotations, if any) that is not suitable for machine execution without intervening steps such as interpretation or compilation.

1.22 “Supplier” shall have the meaning set forth in the TSA.

1.23 “Third Party Intellectual Property” shall have the meaning set forth in the Intellectual Property Agreement.

1.24 “TSA” means the Transition Services Agreement as defined in the Agreement.

1.25 “Unknown Third Party Software” shall mean the specific software files of Third Party Intellectual Property identified on Schedule D, attached hereto. The Parties may wish to extend the meaning of Unknown Third Party Software to include additional software files and, in such event, the Parties agree that a letter agreement signed by both Parties and including an updated Schedule D to include such additional software files shall be sufficient to extend the meaning of Unknown Third Party Software for purposes of this SLA as of the date of such letter agreement.

1.26 “U.S. Affiliate” shall have the meaning specified in the Intellectual Property Agreement.

1.27 “Verizon Deliverables” shall mean the materials described in Schedule B hereto which either have been provided to Licensee pursuant to terms of the SDLA or which shall be provided to Licensee according to the terms of this SLA. All such Verizon Deliverables, to the extent they exist, shall be provided in the form and content they exist on the date of delivery, and except as otherwise expressly agreed by the Parties in Article 7 hereof, Licensor shall have no obligation to create any materials, including those described in Schedule B. Furthermore, to the extent that any such Verizon Deliverables were provided to Licensee in pursuant to the SDLA, Licensor shall have no further obligations to provide such materials to Licensee hereunder.

1.28 “Verizon Proprietary Software” means (i) the software listed in Schedule A to this SLA, in the form and content it exists within Licensor on the Effective Date, or if such software were licensed to Licensee pursuant to the SDLA, in the form and content as it was required to be provided to Licensee by Licensor pursuant to the terms of the SDLA, but shall expressly exclude any Third Party Intellectual Property (the Licensor agrees to use commercially reasonable efforts to identify such Third Party Intellectual Property prior to the Effective Date), if any, included in or required for the use of such Software; (ii) certain representative test data usable with the aforementioned software, and selected and provided by Licensor; (iii) all Verizon Deliverables that were provided to Licensee pursuant to the SDLA or that are provided to Licensee hereunder; (iv) all information, in any form, including oral and graphic information, provided by Licensor pursuant to the SDLA or this SLA and relating to the Software listed in Schedule A; and (v) any and all updates, modifications, and additional versions of the foregoing, including Updates, if any, made available to Licensee during the term of the SDLA or this SLA, including any documentation thereto, if available, in the form and content as it exists within Licensor on the date the foregoing is or was made available to Licensee. Notwithstanding the foregoing, Verizon Proprietary Software shall include any Unknown Third Party Software.

2. LICENSE.

2.1 Subject to Licensee’s compliance with the terms and conditions of this SLA and the Agreement, Licensor hereby grants to Licensee, commencing on the Effective Date, a restricted, personal, non-transferable (except and to the extent expressly provided in Section 12.6 hereof), non-exclusive, perpetual, fully paid-up, royalty free, internal-use only license: (i) to use the Software (including Permitted Modifications), solely to support the business of Licensee in the Geographic Scope, solely within the Licensed Field of Use, internally at Licensee’s facilities; (ii) to make Permitted Modifications to the Software (including compilation and linking of Software Source Code into Object Code); (iii) to reproduce the Software for internal purposes in the Licensed Field of Use, consistent with Licensee’s standard procedures for reproducing copies of proprietary software; (iv) to maintain back-up copies of the Software at a Backup Storage Provider, solely in accordance with Section 3.9; and (v) to sublicense the foregoing rights to Licensee’s then-current In-Geography Service Providers or Outside-Geography Service Providers to permit such Service Providers to support the business of Licensee in the Geographic Scope, solely within the Licensed Field of Use in accordance with Section 3.8; provided, however, the license (if any) to Unknown Third Party Software is only to the extent Licensor has any rights to grant such license to Licensee, and the delivery and license grant by Licensor of Unknown Third Party Software shall not be deemed, expressly or by implication, that Licensor has any rights in the Unknown Third Party Software, and Licensor makes no representations or warranties as to what rights, if any, it has in such Unknown Third Party Software. Notwithstanding the foregoing, no right or license, express or implied, is hereby granted (x) to use the Software or any portion thereof to provide data processing services to any third party (except and to the extent expressly permitted in Section 3.1 below), or (y) to use any Third Party Intellectual Property (other than (i) third party software libraries, runtimes and other similar software tool components which Licensor has the right to sublicense to Licensee without the payment of compensation to or obtaining the consent of any third party; and (ii) any Unknown Third Party Software, but only to the extent that Licensor has such rights, if any).

2.2 Licensee shall not permit an In-Geography Service Provider, an Outside-Geography Service Provider or a Backup Storage Provider to use, access or maintain the Software outside the United States without the prior written consent of Seller. Seller hereby consents to the use, access and maintenance of the Software by Licensee’s current Outside-Geography Service Provider, BearingPoint, Inc. (“BearingPoint”), at the BearingPoint Development Center in Chennai, India

pursuant to a sublicense approved by Seller in accordance with Section 3.8, provided that, in connection with such use, Licensee requires BearingPoint to comply with the; (i) Business Continuity Plan, Archive Plan Physical and Logical Security Overview, (ii) Information Security Policies and Guidelines, (iii) Network Security Policy and (iv) Background Check Standards, all as attached hereto as Schedule C (the “Security Procedures”). Seller will work in good faith with Licensee to promptly assess and determine the acceptability of any future In-Geography Service Provider, Outside-Geography Service Provider (or new offshore location for an existing Service Provider) or Backup Storage Provider proposed by Licensee to use, access, or maintain the Software outside the United States.

3. RESTRICTIONS.

3.1 Except as expressly provided in Section 2 above, Licensee shall not (i) sublicense the Software or any Permitted Modifications, (ii) market, distribute or otherwise transfer copies of the Software, in whole or in part, to others, (iii) provide data processing services to any third party; provided, however, that notwithstanding the foregoing, Licensee and/or its then current In-Geography Service Providers and Outside-Geography Service Providers may use the Software to provide, for a limited transitional period not to exceed nine (9) months, data processing services solely in the Geographic Scope and solely in the Licensed Field of Use to a permitted successor in interest (as set forth in Section 12.6) to the business of Licensee or (iv) rent, lease or loan the Software or any portion thereof.

3.2 Licensee shall reproduce and include any and all copyright notices and proprietary rights legends for the Software, as such notices and legends appear in the original Software, on any copy of the Software, or portion thereof.

3.3 The Software shall be handled, used and stored, solely at Licensee’s facilities (and the facilities of the then current In-Geography Service Providers, Outside-Geography Service Providers and Backup Storage Provider, but only to the extent expressly permitted pursuant to this Section, Section 2.2 above and Sections 3.8 and 3.9 below). Although the Software may be used either from machines or servers, there shall be no external network access of the Software (i.e., by any computers or terminals not located at the Licensee’s facilities) except at (i) any of two (2) United States facilities of a single In-Geography Service Provider or Outside-Geography Service Provider identified by Licensee, and (ii) a single foreign facility of such single In-Geography Service Provider or Outside-Geography Service Provider approved in accordance with Section 2.2. Seller further agrees to permit external network access of the Software by Hewlett Packard, as contarctor to BearingPoint, at any of two (2) United States facilities of Hewlett Packard, provided Hewlett-Packard meets the requirements of Section 3.4 of this SLA. Seller hereby agrees to BearingPoint’s use of the Software in accordance with a sublicense approved by Seller pursuant to Section 3.8 at BearingPoint’s Tysons Corner, Virginia data center facilities and BearingPoint’s Denver, Colorado data center facilities. Further, subject to Hewlett Packard’s meeting the requirements of Section 3.4, Seller hereby agrees to BearingPoint’s and Hewlett Packard’s use of the Software in accordance with a sublicense approved by Seller pursuant to Section 3.8 at Hewlett Packard’s Littleton, Massachusetts and Houston, Texas data center facilities. Finally, Seller hereby agrees to the use of the Software by BearingPoint at the BearingPoint Development Center in Chennai, India in accordance with a sublicense approved by Seller pursuant to Section 3.8, provided that BearingPoint, in maintaining and using the Software in Chennai, India, is required by Licensee to comply with Security Procedures.

3.4 Access to the Software shall be limited to officers, employees and independent contractors of Licensee, the In-Geography Service Providers, Outside-Geography Service Providers and Backup Storage Providers who have signed agreements in which such employees and independent contractors agree to protect third party confidential information on terms no less stringent than those set forth herein and agree to the applicability of the ownership provisions of Section 5 to any Permitted Modifications. Licensee agrees that any breach by any employee, officer or contractor of Licensee, or any In-Geography Service Provider, Outside-Geography Service Provider or Backup Storage Provider, of such person’s obligations under such agreements shall also constitute a breach by Licensee hereunder.

3.5 Licensee shall use its reasonable best efforts to protect the Software from unauthorized access, reproduction, disclosure or use. In the event Licensee becomes aware of any unauthorized use or disclosure of the Software, Licensee shall notify Licensor immediately in writing and shall give full cooperation, at Licensee’s expense, to minimize the effects of such unauthorized use or disclosure. Licensee shall not use the Software in any manner that would require the disclosure of the Software (or any portion thereof) or the licensing of the Software to any third party (other than and to the extent expressly provided herein), including the use of the Software with any “open source” software requiring such disclosure or licensing.

3.6 UPON TRANSFER OF ANY COPY OF THE SOFTWARE BY LICENSEE OR ANY OF ITS OFFICERS, EMPLOYEES OR CONTRACTORS (INCLUDING SERVICE PROVIDERS AND THE OFFICERS, EMPLOYEES AND CONTRACTORS THEREOF), IN WHOLE OR IN PART, TO ANOTHER PERSON (OTHER THAN TO THE EXTENT EXPRESSLY PROVIDED HEREIN), THE RIGHTS AND LICENSES GRANTED UNDER THIS SLA WILL AUTOMATICALLY TERMINATE.

3.7 Nothing in this SLA grants Licensee any rights to use any Trademarks, except as required to comply with the requirement to maintain copyright notices or other proprietary rights legends for the Software.

3.8 The sublicense permitted under Section 2 above must: (i) require the In-Geography Service Provider or the Outside-Geography Service Provider to agree in writing to obligations and restrictions at least as restrictive as the obligations and restrictions imposed upon Licensee in this SLA (including the confidentiality provisions of Section 4 and ownership provisions of Section 5, below); (ii) name Licensor as a third party beneficiary of such sublicense with full power to enforce the sublicense against such In-Geography Service Provider, Outside-Geography Service Provider, their employees and subcontractors for the actions (or omissions) of such In-Geography Service Provider, Outside-Geography Service Provider, their employees or subcontractors; and (iii) be provided to Seller for approval prior to execution (such approval to be based on (i) and (ii), above, which approval shall not be unreasonably withheld or delayed). Except as expressly permitted by Licensor pursuant to Section 2.2 above, such In-Geography Service Provider or Outside-Geography Service Provider and their subcontractors may only handle, use and store the Software at its facilities in the United States, and may not sublicense the Software to any third party. If an executed sublicense agreement is not yet in place, the In-Geography Service Provider or the Outside-Geography Service Provider may still participate, at Seller’s option, in planning meetings with Licensor and Licensee, provided that it has executed a non-disclosure agreement consistent with the confidentiality provisions in the Agreement and acceptable to Seller.

3.9 Pursuant to Section 2.1, copies of the Software may be provided to and stored by a single Backup Storage Provider, solely for disaster recovery purposes consistent with the support of the business of Licensee in the Geographic Scope, solely within the Licensed Field of Use. Such Backup Service Provider must enter into a written agreement with Licensee which (i) imposes on the Backup Storage Provider obligations and restrictions regarding the storage, access, maintenance, confidentiality, and ownership of the Software at least as restrictive as the obligations and restrictions imposed upon Licensee in Sections 3, 4, and 5 of this SLA, and does not permit the Backup Storage Provider to distribute, sublicense or use the Software, or to transfer possession of any copy of the Software in its possession to any Person other than Licensee, Licensor or other Persons who are permitted to possess the Software pursuant to the terms hereof; (ii) names Licensor as a third party beneficiary of such agreement with full power to enforce the agreement against such Backup Storage Provider, its employees and subcontractors for the actions (or omissions) of such Backup Storage Provider, its employees or subcontractors; (iii) requires that on termination of such agreement (or on termination of the Backup Storage Provider’s right to possess the Software under the agreement), the Backup Storage Provider return or destroy all copies of the Software in its posession and certify in writing to Licensee and Licensor that it has done so, and (iv) is provided to Seller for approval prior to execution (such approval to be based on (i), (ii) and (iii) above, which approval shall not be unreasonably withheld or delayed). Such Backup Storage Provider may only store the Software at its facilities in the United States. Seller hereby agrees to permit storage of the Software at a single United States facility of Iron Mountain, pursuant to an agreement between Licensee and Iron Mountain that meets the requirements of this Section 3.9.

4. CONFIDENTIAL INFORMATION. Licensee shall treat as confidential and shall not disclose to any person, or use beyond the Geographic Scope and Licensed Field of Use, any Confidential Information, in whole or in part, except as expressly authorized by this SLA or to the extent required to comply with governmental export control regulations, and shall protect all such Confidential Information using the same degree of care which Licensee uses with respect to its own proprietary information, but in no event with safeguards less than a reasonably prudent business would exercise under similar circumstances. Licensee’s obligations regarding the protection of such Confidential Information shall survive any expiration or termination of the SLA. Licensee shall take prompt and appropriate action to prevent unauthorized use or disclosure of such Confidential Information.

5. OWNERSHIP AND RESERVATION OF RIGHTS. Licensor shall retain exclusive ownership of all worldwide Intellectual Property in and to the Software, including the Permitted Modifications created pursuant to the SDLA or this SLA. Licensee hereby assigns to Licensor all Intellectual Property (excluding the rights expressly granted to Licensee pursuant to Section 2 of this SLA) it may obtain in and to the Software subsequent to the Effective Date. If Licensee has or obtains any Intellectual Property in or to the Software that cannot (by law) be assigned to Licensor, Licensee unconditionally and irrevocably waives the enforcement of such Intellectual Property, and if such Intellectual Property cannot (by law) be waived, Licensee hereby grants to Licensor (subject to the rights expressly granted to Licensee pursuant to Section 2 of this SLA) an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through one or more levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform, publicly display, make, use, sell, offer for sale and import the Software under such Intellectual Property by all means now known or later developed. All rights in and to the Software not expressly licensed to Licensee in this SLA are expressly reserved for Licensor. To the extent that any preexisting

Intellectual Property of Licensee, any of its sublicensees, or any of their third-party licensors is incorporated into the Permitted Modifications, ownership of such preexisting Intellectual Property shall be retained by Licensee, its sublicensees, or their third-party licensors, as the case may be, and Licensor shall have no rights in or licenses to such preexisting Intellectual Property; provided, however, Licensor shall own all right, title and interest in and to such Permitted Modifications, including all Intellectual Property therein or based thereon, subject to the underlying rights of Licensee or such sublicensee or third-party in the preexisting Intellectual Property.

6. DELIVERY. Licensor shall deliver the Verizon Proprietary Software to Licensee by delivering the software listed on Schedule A promptly after the Effective Date and the Verizon Deliverables to Licensee according to the schedule set forth in Schedule B, in the form and media in which the delivered Verizon Proprietary Software exists on the delivery date. Such Verizon Proprietary Software shall be deemed irrevocably accepted upon delivery to Licensee. Licensee’s right to reject individual items of the Verizon Proprietary Software shall be limited to the instance where the individual item of Verizon Proprietary Software media delivered by Licensor is defective. In the event of such rejection by Licensee, Licensor will promptly deliver to Licensee the replacement item of Verizon Proprietary Software on non-defective media. Notwithstanding anything to the contrary in this Section 6, to the extent any Verizon Proprietary Software was delivered to Licensee pursuant to the SDLA, Licensor shall have no further obligation to deliver such Verizon Proprietary Software to Licensee hereunder.

7. UPDATES, MAINTENANCE, TRAINING AND OTHER SUPPORT. Except and to the extent expressly provided in this Article 7, Licensor shall have no obligation to provide any updates, maintenance, training or other support services to Licensee for the Software.

7.1 Subject to Licensor’s availability, during the term of the TSA, Licensor, at Licensee’s prior written request, shall make available to Licensee training and technical support services for the Software. Such services shall be provided by Licensor as “Special Services” (as that term is defined in the TSA) at the commercial rates (or as part of the 1500 no-fee hours, if any,) and under the terms and conditions specified in the TSA. Subsequent to the termination/cancellation/expiration of the TSA, subject to Licensor’s availability, Licensor, at its sole discretion, may make available to Licensee training and technical support services provided by Licensor at Licensor’s then-current commercial rates and under the terms and conditions specified by Licensor.

7.2 During the term of the TSA should Licensor create any updates, patches, bug fixes or other releases of the Software (collectively, “Updates”), Licensor agrees to make such Updates available to Licensee, at no additional charge, under the terms and conditions of this SLA. Subsequent to the termination/cancellation/expiration of the TSA, Licensor, at its sole discretion, may make available to Licensee Updates at Supplier’s then-current commercial rates and under the terms and conditions of this SLA. Permitted Modifications by Licensee may not be compatible with Updates, and Licensor shall not be responsible for the failure of any Updates or the Software (or any portion thereof) due to Licensee’s Permitted Modifications.

8. TERM AND TERMINATION/CANCELLATION. This SLA shall commence upon the Effective Date and continue until terminated/cancelled as set forth in this SLA. This SLA will immediately terminate/cancel, but only with respect to the item of Software subject to a breach, upon

Licensee’s material breach of this SLA or upon any termination, cancellation or rescission of the Agreement, unless such breach is curable and is cured by Licensee within thirty (30) days after written notice of such breach is provided by Licensor. Licensor may immediately terminate/cancel this SLA (and all license rights granted hereunder) with respect to a particular Licensee if such Licensee files for voluntary bankruptcy, makes an assignment for the benefit of its creditors, or an involuntary assignment or bankruptcy petition is made or filed against such Licensee.

The licenses granted pursuant to Article 2 of this SLA for Unknown Third Party Software may be terminated/cancelled by Licensor or Licensee immediately upon receipt by Licensor or Licensee of any claim or allegations, or any determination by Licensor or Licensee, that the possession, use, copying or sublicense of any Unknown Third Party Software infringes upon or misappropriates the Intellectual Property of any third party, provided such termination/cancellation shall only be applicable to the Unknown Third Party Software (or portion thereof) that is the subject of such claim, allegation or determination. Licensee’s possession, use, copying or sublicense of such Unknown Third Party Software pursuant to Article 2 prior to such termination/cancellation shall not constitute a breach of this SLA.

In the event that a Service Provider materially fails to comply with the Security Procedures as required under Section 2.2 or the sublicense requirements of Section 3.8, and such failure to comply is not cured within thirty (30) days of such Service Provider and Licensee receiving written notice thereof from Licensor, Licensor may, upon written notice to Licensee, terminate Licensee’s right to sublicense the license granted hereunder to such Service Provider and terminate the applicable sublicense.

In the event that a Backup Storage Provider materially fails to comply with the requirements of Section 3.9, and such failure to comply is not cured within thirty (30) days of such Backup Storage Provider and Licensee receiving written notice thereof from Licensor, Licensor may, upon written notice to Licensee, terminate Licensee’s right to provide copies of the Software to such Backup Storage Provider under Section 2, and terminate the Backup Storage Provider’s right to possess the Software under the agreement with such Backup Storage Provider.

Upon any termination/cancellation of this SLA, Licensee agrees not to use the Software, or any portion thereof, for any purpose whatsoever, to destroy the Software and any copies thereof, in whole or in part, then in Licensee’s possession, and to certify to Licensor that such destruction has taken place. Upon any termination/cancellation of this SLA, Licensor may (at its option) repossess all copies of the Software then in Licensee’s possession or control. These remedies shall be cumulative and in addition to any other remedies available to Licensor. The following Sections shall survive any termination/cancellation of this SLA: Articles 1, 3.4, 3.7, 3.9,4, 5, 8, 9, 10, 11 and 12.

9. WARRANTY.

9.1 Licensor represents and warrants that it has the right to grant the licenses and rights granted to Licensee pursuant to Article 2 (except with respect to the Unknown Third Party Software), and to enter into this SLA.

9.1.1 Licensor and Licensee agree that Licensor is providing any Unknown Third Party Software as a convenience to Licensee, and makes no representation or warranty as to the ability of Licensor to deliver to Licensee or to grant to Licensee the rights and licenses of Article 2 or any other rights in such Unknown Third Party Software to Licensee. Licensor’s delivery and grant of rights and licenses, if any, under any Unknown Third Party Software to Licensee is on an “AS IS” basis, and the express disclaimers of Section 9.3 and the limitation of liability of Article 10 shall apply to all Unknown Third Party Software.

9.2 Licensor represents and warrants that, to the Knowledge of Licensor, the Software provided by Licensor does not contain any back door, time bomb, drop-dead device or other software routine designed to disable the Software automatically with the passage of time or under the positive control of Licensor.

9.3 Except and to the extent expressly set forth in Sections 9.1 and 9.2, the Software is provided to Licensee “AS IS.” EXCEPT AND TO THE EXTENT EXPRESSLY PROVIDED IN SECTIONS 9.1 AND 9.2, LICENSOR DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED AND STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY LICENSOR (INCLUDING ITS AGENTS OR EMPLOYEES) SHALL IN ANY WAY CREATE ANY WARRANTY, EITHER EXPRESS OR IMPLIED.

10. LIMITATION OF LIABILITY.

LICENSOR SHALL NOT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND (INCLUDING DAMAGES FOR INTERRUPTION OF BUSINESS, PROCUREMENT OF SUBSTITUTE GOODS, LOSS OF PROFITS, OR THE LIKE) IN CONNECTION WITH THIS SLA REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR BREACHES OF ARTICLES 2, 3, 4 AND/OR 5, LICENSEE SHALL NOT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND (INCLUDING DAMAGES FOR INTERRUPTION OF BUSINESS, PROCUREMENT OF SUBSTITUTE GOODS, LOSS OF PROFITS, OR THE LIKE) IN CONNECTION WITH THIS SLA REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY, EVEN IF LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

THE WARRANTY DISCLAIMER OF SECTION 9.3 AND THE LIMITATION ON LIABILITY OF SECTION 10 ARE FUNDAMENTAL ELEMENTS OF THE BASIS OF THE BARGAIN BETWEEN LICENSOR AND LICENSEE. LICENSOR WOULD NOT BE ABLE TO PROVIDE THE SOFTWARE WITHOUT SUCH PROVISIONS.

11. INDEMNITY.

11.1 Indemnity by Licensee. Licensee agrees to indemnify, defend and hold harmless licensor, its shareholders, directors, officers, employees, agents and Affiliates, from and against any losses, costs, or damages (including reasonable attorneys’ fees) resulting from or in connection with any claims or assertions by third parties resulting from or in connection with the use of the Software (including any Unknown Third Party Software) by Licensee (except for claims or assertions of copyright infringement or trade secret misappropriation for the Software (other than the Unknown Third Party Software) in the form provided to Licensee by Licensor), provided that Licensor gives Licensee prompt written notice of any such claim or assertion, tenders to Licensee the defense or settlement of any such claim or assertion at Licensee’s expense, and cooperates with Licensee, at Licensee’s expense, in defending or settling such claim or assertion.

11.2 Indemnity by Licensor. Licensor agrees to indemnify, defend and hold harmless Licensee, its shareholders, directors, officers, employees, agents and Affiliates, from and against any losses, costs, or damages (including reasonable attorneys’ fees) resulting from or in connection with any claims or assertions of copyright infringement or trade secret misappropriation for the Software (other than the Unknown Third Party Software) in the form provided to Licensee by Licensor, provided that Licensee gives Licensor prompt written notice of any such claim or assertion, tenders to Licensor the defense or settlement of any such claim or assertion at Licensor’s expense, and cooperates with Licensor, at Licensor’s expense, in defending or settling such claim or assertion.

12. GENERAL.

12.1 General Provisions of the Agreement. Except and to the extent expressly provided herein, the provisions of Article XI (Miscellaneous) of the Agreement shall apply to this SLA and such provisions are expressly incorporated herein; provided, however, in the event of conflict between the provisions this SLA and the Agreement, the provisions of this SLA shall take precedence.

12.2 Attorneys’ Fees. In the event any proceeding or lawsuit is brought by Licensor or Licensee in connection with this SLA, the prevailing party in such proceeding shall be entitled to receive its costs, expert witness fees and reasonable attorneys’ fees, including costs and fees on appeal.

12.3 Injunctive Relief. It is understood and agreed that, notwithstanding any other provisions of this SLA, breach of the provisions of this SLA by Licensee will cause Licensor irreparable damage for which recovery of money damages would be inadequate, and that Licensor shall therefore be entitled to obtain timely injunctive relief to protect Licensor’s rights under this SLA in addition to any and all remedies available at law.

12.4 Notices. All notices permitted or required under this SLA shall be in writing and shall be delivered by personal delivery, by certified or registered mail, return receipt requested, or by express courier with parcel tracking capabilities, and shall be deemed given upon personal delivery, receipt at the notice address, or five (5) days after deposit in the mail (whichever is earlier). Notices shall be sent to all the following representatives of the parties at all following addresses:

For Licensor:	For Licensee:
Stephen E. Smith	Hawaiian Telcom Communications, Inc.
Vice President - Business Development	1177 Bishop Street
Verizon Domestic Telecom 1717 Arch Street, 29th Floor Philadelphia, PA 19103 Facsimile No.: (215) 557-7249	Honolulu, HI 96813 Facsimile No.: (808) 546-7621 Attn: General Counsel

With a copy (which shall not constitute notice) to	With a copy (which shall not constitute notice) to:

Dale R. Chamberlain Assistant General Counsel Verizon Services Group 600 Hidden Ridge, HQE02H44 Irving, TX 75038 Facsimile No.: (972) 719-0028	Latham & Watkins LLP 885 Third Avenue Suite 1000 New York, NY 10022 Facsimile No.: (212) 754-4864 Attention: R. Ronald Hopkinson

and

With a copy (which shall not constitute notice) to: Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Facsimile No.: (212) 909-6836 Attention: Kevin M. Schmidt	Latham & Watkins LLP Two Freedom Square 11955 Freedom Drive Reston, VA 20190-5651 Facsimile No.: (703) 456-1001 Attention: Kevin C. Boyle

Either party may change their representative(s) and/or address(es) for receipt of notices under this SLA by providing notice of such changed representative(s)/address(es).

12.5 No Agency. Nothing contained herein shall be construed as creating any agency, employment relationship, partnership, principal-agent or other form of joint enterprise between the parties.

12.6 Assignment. Except as expressly provided in this Section 12.6, Licensee may not delegate, assign or transfer this SLA, the license(s) granted or any of Licensee’s rights or duties hereunder, and any attempt to do so, without Licensor’s express prior written consent, shall be null and void. Any Licensee may (i) assign, without the consent of Licensor, any of the rights and obligations hereunder to any Affiliate of Licensee that is actually conducting the business of Company or its Subsidiaries in the Geographic Scope in the Licensed Field of Use, (ii) assign, without the consent of Licensor, any of their rights and obligations hereunder to a third party in connection with a sale of all or substantially all of the business of the Company or its Subsidiaries in the Licensed Field of Use (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise), provided that such third party agrees in writing to be bound by the terms and conditions of this SLA, or (iii) collaterally pledge, without the consent of Licensor, any of the rights and obligations hereunder as security to one or more lenders, provided that such lenders agree in writing to be bound by the terms and conditions of this SLA and provided that any perfection of such security will permit use of such rights only in connection with the business of the Company or its Subsidiaries in the Geographic Scope in the Licensed Field of Use.

12.7 Export Control. All Software and technical information delivered under this SLA are subject to U.S. export control laws and may be subject to export or import regulations in other countries. Licensee agrees to strictly comply with all such laws and regulations.

12.8 Entire Agreement; Modification. This SLA constitutes the entire agreement between Licensee and Licensor and supersedes in their entirety any and all oral or written agreements previously existing between Licensee and Licensor with respect to the subject matter hereof. The terms and conditions of any purchase order or other instrument issued by Licensee in connection with this SLA shall be of no force or effect. This SLA may only be amended or supplemented by a writing that refers explicitly to this SLA and that is signed by duly authorized representatives of Licensee and Licensor.

12.9 Right to License Other Proprietary Software. Upon Licensee’s request, Licensor will agree to license any of the Other Proprietary Software to Licensee on commercially reasonable terms; provided, however, that in no event shall such terms, taken as a whole and in relationship to other consideration, be less favorable to Licensee than the terms, taken as a whole and in relationship to other consideration, of any license then granted by Licensor to a third party with respect to such identical Other Proprietary Software.

Signature page follows

IN WITNESS WHEREOF, the parties’ authorized representatives have executed this SLA.

For Licensor		For Licensee

GTE Corporation		Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.)

By:	/s/ Marianne Drost	By:	/s/ Michael S. Ruley
Name:	Marianne Drost	Name:	Michael S. Ruley
Title:	Vice President and Secretary	Title:	Chief Executive Officer
Date:	__________________________________	Date:	__________________________________

[Verizon Proprietary Software License Agreement]